Exhibit 10(vi)


               SEPARATION AGREEMENT AND RELEASE



     This Separation Agreement and Release ("Agreement") is made and entered into by and between WARD N. KIRBY ("EMPLOYEE"), and SOUTHEASTERN MICHIGAN GAS ENTERPRISES, INC. ("COMPANY").

     WHEREAS, EMPLOYEE is presently employed by COMPANY pursuant to a certain Employment Agreement dated Jan. 1, 1993; and

     WHEREAS, EMPLOYEE desires to resign his employment with COMPANY, and COMPANY agrees to accept such resignation.

     NOW, THEREFORE, for and in consideration of the following promises the parties agree to the following:

     1. Resignation. By signing and submitting this Agreement to COMPANY, EMPLOYEE also submits his resignation from employment with COMPANY effective as of the date hereof. As of the date hereof, EMPLOYEE's employment relationship with COMPANY will end.

     2. Consulting Agreement. As of the date hereof, COMPANY and EMPLOYEE will enter into a Consulting Agreement (in the form attached hereto as Attachment No. 1), which will become effective as of the end of EMPLOYEE's employment relationship with COMPANY.

     3. Payments and Benefits. COMPANY will provide the payments and benefits described herein in consideration of and in exchange for EMPLOYEE's promises and obligations herein so long as he submits this Agreement, properly executed, to COMPANY on or before February 7, 1996, and adheres to the promises and agreements set out in this Agreement.

          a. Severance Payment. On or before January 31, 1996 (but, in any event, not earlier than the Effective Date, as that term is defined in paragraph 16), COMPANY will pay to EMPLOYEE an amount equal to Two Hundred Ten Thousand and Three Hundred Dollars ($210,300) (reduced as necessary to account for federal, state, and local withholding and employment taxes).

          b.   Insurance Benefits.

               i. COMPANY will provide continuing coverage for EMPLOYEE until EMPLOYEE reaches age sixty-five (65) under the COMPANY's medical and dental benefit programs as regularly available to COMPANY's executive management employees.

               ii. When EMPLOYEE reaches age 65, COMPANY will provide continuing coverage for EMPLOYEE under the COMPANY's retiree health care programs as regularly available to COMPANY's executive management employees.

               iii. COMPANY will provide life insurance coverage for EMPLOYEE for a period of one year from the date hereof under the COMPANY's life insurance program as regularly available to COMPANY's executive management employees.

               iv. COMPANY will provide disability insurance coverage for EMPLOYEE for a period of one year from the date hereof under the COMPANY's disability insurance program as regularly available to COMPANY's executive management employees.

          c.   Outplacement Services.  COMPANY will provide
     EMPLOYEE with outplacement services through a mutually agreeable provider of such services, as selected by EMPLOYEE, but with the total cost to COMPANY not to exceed
     Twenty-Five Thousand Dollars ($25,000).

          d. EBII. COMPANY will pay EMPLOYEE's cost for EBII for calendar year 1996.

          e. Pension Benefits. COMPANY acknowledges that EMPLOYEE is entitled to all pension benefits vested in EMPLOYEE as of the Effective Date under the COMPANY's regular pension plan. In addition, EMPLOYEE will receive credit under the pension plan as if he were employed by COMPANY for calendar year 1996 at a salary in the amount set out in paragraph 3(a) above. Further, COMPANY acknowledges that SERP (as approved on December 7, 1995) will apply to EMPLOYEE.

          f. COMPANY will transfer title to EMPLOYEE of the automobile presently provided to him at COMPANY expense. In addition, COMPANY will forgive future repayment of any unpaid costs relating to the CNG conversion of EMPLOYEE's personal automobile.

          g. COMPANY will provide EMPLOYEE with the personal computer equipment (a 486 computer, monitor and printer) presently used by EMPLOYEE in his office.

          h. COMPANY will pay EMPLOYEE for four weeks of earned vacation and will also pay EMPLOYEE any bonus to which he would be entitled as of December 31, 1995, pursuant to the COMPANY's bonus plan based on 1995 year-end results.

          i. Legal Fees. COMPANY will pay EMPLOYEE's legal fees incurred in connection with this Agreement in an amount not to exceed Three Thousand Dollars ($3,000).

     3. Continuing Cooperation and Hold Harmless. EMPLOYEE agrees to continue to cooperate fully with COMPANY in connection with any litigation, investigations, or other actual or potential disputes arising out of events which occurred prior to the Effective Date; it being understood that such matters specifically include, without limitation, the current on-going litigation between Lawrence J. Gagnon and EMPLOYEE and COMPANY. COMPANY agrees to hold harmless and reimburse EMPLOYEE for damages and reasonable attorney's fees and expenses resulting from the Gagnon litigation or incurred in connection with EMPLOYEE's efforts pursuant to this paragraph, and further agrees to reimburse EMPLOYEE for all other reasonable expenses incurred as a result of his efforts pursuant to this paragraph; provided, however, that COMPANY's obligation to hold harmless and reimburse EMPLOYEE as set forth above extends only to the same extent COMPANY would be obligated to hold harmless or reimburse EMPLOYEE for such expenses if EMPLOYEE were still employed by COMPANY.

     4. Release of Claims. EMPLOYEE, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, hereby agrees to, and does, remise, release and forever discharge COMPANY, its agents, officers, employees, successors and assigns, and parent organizations (if any), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between EMPLOYEE and COMPANY from matters which occurred at any time prior to the date of execution of this Agreement, which matters include this Agreement and EMPLOYEE's separation from employment with COMPANY.

     5. Agreement Not to File Suit. EMPLOYEE, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that he will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will he permit any person, group of persons, or organization to take such action on his behalf) against COMPANY or any of its officers, agents, employees, or anyone acting on its behalf, arising out of any actions or non-actions on the part of COMPANY arising before execution of this Agreement.

     6. Description of Claims. The claims, complaints, actions and causes of action described in paragraphs 4 and 5 include, but are not limited to, (i) any breach of any actual or implied contract of employment between EMPLOYEE and COMPANY, (ii) any claim of unjust, wrongful, or tortious discharge (including any claim of constructive discharge, fraud, negligence, whistleblowing, or intentional infliction of emotional distress),
(iii) any claim of defamation or other common-law action, or
(iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C.
Section 12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Section 201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq., the Elliott-Larsen Civil Rights Act,
Section 37.2101 et seq., Mich. Comp. Laws, or any other relevant federal, state, or local statutes or ordinances.

     7. Release of Benefit Claims. EMPLOYEE, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with COMPANY arising from events occurring prior to the date of this Agreement other than claims to the payments and benefits acknowledged in paragraph 3 above and EMPLOYEE's vested entitlement in COMPANY retirement plans, if any.

     8. Obligation Regarding Confidential Information. EMPLOYEE agrees that he will not use directly or indirectly for himself or use for or disclose to any other person any confidential information obtained during the period of his employment by COMPANY. Any such release of confidential information by EMPLOYEE constitutes a material breach of this Agreement and subjects him to forfeiture of all benefits and payments pursuant to said Agreement. COMPANY expressly reserves its right to pursue all other legal remedies available to it by virtue of such release of confidential information. Further, EMPLOYEE shall immediately deliver to COMPANY without reproduction all such written materials (including all copies) in EMPLOYEE's possession or under his control which contain any confidential information including, but not limited to, product information, engineering information, customer lists, company policies and procedures, and financial information.

     9. Definition of Confidential Information. The term "confidential information" means information not generally known outside COMPANY which concerns COMPANY or its business, and includes, but is not limited to, information related to inventions, discoveries, patent applications, research, development and design projects, and data, customer lists, marketing and financial data, manufacturing, production, sales and customer information, trade secrets and formulas, and business plans and programs.

     10. Confidentiality of Agreement. EMPLOYEE agrees that he will not publicize this Agreement either directly or indirectly, either in specific or as to general content, to either the public generally, to any employee of COMPANY, or to any other person or entity, except as he might be lawfully compelled to give testimony by a court of competent jurisdiction. Any such publication shall be considered a material breach of the Agreement and shall subject the breaching party to liability for damages. EMPLOYEE's agreement to keep confidential the terms of this Agreement extends to all persons other than his attorney and accountant who have a legitimate need to know the terms in order to render professional advice or services to him; otherwise, EMPLOYEE agrees not to identify or reveal any other terms of the Agreement except as otherwise provided herein.

     11. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Port Huron by three arbitrators, one of whom shall be appointed by the COMPANY, one by the EMPLOYEE, and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The costs and expenses of the arbitration (including but not limited to reasonable attorney fees and expenses actually incurred by EMPLOYEE) shall be borne by the COMPANY if EMPLOYEE is the prevailing party; otherwise, each party will be responsible for their own fees and expenses.

     12.  No Admission of Wrongdoing.  The parties to this
Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

     13. Knowing and Voluntary Agreement. EMPLOYEE represents, declares, and agrees that he voluntarily accepts the benefits described above for the purposes of making a full and final compromise, adjustment, and settlement of all claims hereinabove described. EMPLOYEE acknowledges that he has hereby been advised to consult with an attorney of his own choosing prior to executing this Agreement and that he understands the Agreement and the effect of signing the Agreement.

     14. Entire Agreement. The foregoing Agreement constitutes the entire agreement among the parties and there are no other understandings or agreements, written or oral, between them on the subject. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

     15. Choice of Law. This Agreement shall be construed and governed by the laws of the State of Michigan.

     16. Consideration Period. EMPLOYEE acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement before its execution. This Agreement shall not become effective until seven calendar days after the date of execution by EMPLOYEE. During this seven-day period, EMPLOYEE may revoke the Agreement. EMPLOYEE acknowledges that, unless revoked, this Agreement becomes final and binding upon expiration of the seven-day period and execution of this Agreement by COMPANY. The eighth calendar day following the date of execution of this Agreement by EMPLOYEE shall be known as the "Effective Date."

     IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement and Release.

                                SOUTHEASTERN MICHIGAN GAS
                                ENTERPRISES, INC.

                                By:  Frank G. Andreoni, Chairman
                                Date:  Jan. 18, 1996


                                WARD N. KIRBY

                                Ward N. Kirby
                                Date:  Jan. 17, 1996